Exhibit 10.2

EXECUTION COPY

AMENDMENT NO. 2 TO THE

3-YEAR CREDIT AGREEMENT

Dated as of March 31, 2005

AMENDMENT NO. 2 TO THE 3-YEAR CREDIT AGREEMENT (this "Amendment"), dated as of March 31, 2005 among The Interpublic Group of Companies, Inc., a Delaware corporation (the "Company"), the banks, financial institutions and other institutional lenders parties to the Credit Agreement referred to below (collectively, the "Lenders") and Citibank, N.A., as agent (the "Agent") for the Lenders.

PRELIMINARY STATEMENTS:

(1)        The Company, the Lenders and the Agent have entered into a 3-Year Credit Agreement dated as of May 10, 2004, as amended as of September 29, 2004 (the "Credit Agreement"). Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the same meanings as specified in the Credit Agreement.

(2)        The Company, the Required Lenders and the Agent have entered into a waiver letter agreement, dated March 31, 2005 (the “Waiver Letter”), pursuant to which certain potential breaches, Defaults and Events of Default under the Credit Agreement were waived.

(3)        The Company, the Required Lenders and the Agent have agreed to amend the Credit Agreement as hereinafter set forth.

SECTION 1.  Amendments to Credit Agreement. The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2, hereby amended as follows:

(a)        Section 3.03 is amended by replacing at the end of Section 3.03(b) the “.” with the words “ and” and adding thereafter a new Section (c) to read as follows:

“(c)       the Company and its Consolidated Subsidiaries, taken together, shall have, for each of the seven (7) Business Days immediately preceding the date of such Borrowing, a daily ending balance of freely available, collected cash on deposit in domestic accounts with the Lenders and/or their respective Affiliates of not less than $225,000,000, in the aggregate. For purposes of this Section 3.03(c), “domestic account” shall mean a Dollar-denominated account held by a U.S. bank or a U.S.-based subsidiary of a U.S. bank or a U.S. branch or U.S. subsidiary of a non-U.S. bank, including Dollar-denominated investment or sweep accounts held in Nassau, The Bahamas.

(b)        Section 5.02(e) is amended by adding at the end of the last sentence of such Section the following:

“ provided, further, that for the period commencing on March 31, 2005 and ending July 11, 2005, except for required payments or optional payments in lieu of required payments when in the best interest of the Company (as

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determined in good faith by the appropriate officers of the Company), pursuant to agreements relating to such purchases or acquisitions entered into prior to March 1, 2005, the Company and its Consolidated Subsidiaries may not purchase or otherwise acquire all or substantially all of the assets, or a business unit or division, of any Person except to the extent that (i) the consideration for such purchase or acquisition consists solely of capital stock of the Company or (ii) the cash consideration for such purchases or acquisitions, shall not exceed $5,000,000, in the aggregate.”

(c)            Section 5.02(f) is amended by adding at the end of the last sentence of such Section the following:

“ provided, further that for the period from March 31, 2005 until July 11, 2005, the Company shall not declare or pay any Restricted Payment payable in cash, except that, so long as no Default shall have occurred and be continuing at the time of any declaration or payment of such Restricted Payment, the Company may (i) purchase, redeem, retire, defease or otherwise acquire shares of its capital stock in connection with the exercise of options by the employees of the Company or its Subsidiaries and (ii) declare and pay cash dividends on the Company’s 5 3/8% Series A Mandatory Convertible Preferred Stock pursuant to the terms thereof as in effect on March 31, 2005.”

(d)	Section 5.03 is amended in full to read as follows:

“So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will:

(i)             Interest Coverage Ratio. Maintain (A) as of the end of each fiscal quarter (other than the fiscal quarters ended December 31, 2004 and March 31, 2005, respectively), a ratio of (i) Consolidated EBITDA of the Company and its Consolidated Subsidiaries for the period of four fiscal quarters then ended to (ii) Interest Expense during such period by the Company and its Consolidated Subsidiaries, of not less than 3.75 to 1 and (B) as of the end of the fiscal quarter ended December 31, 2004, a ratio of (i) Consolidated EBITDA of the Company and its Consolidated Subsidiaries for the period of four fiscal quarters then ended to (ii) Interest Expense during such period by the Company and its Consolidated Subsidiaries, of not less than 3.00 to 1.

(ii)           Debt to EBITDA Ratio. Maintain (A) as of the end of each fiscal quarter (other than the fiscal quarters ended December 31, 2004 and March 31, 2005, respectively), a ratio of (i) Debt for Borrowed Money as of the end of such fiscal quarter to (ii) Consolidated EBITDA of the Company and its Consolidated Subsidiaries for the period of four fiscal quarters then ended, of not greater than 3.25 to 1 and (B) as of the end of the fiscal quarter ended December 31, 2004, a ratio of (i) Debt for Borrowed Money as of the end of such fiscal quarter to (ii) Consolidated EBITDA of the Company and its Consolidated Subsidiaries for the period of four fiscal quarters then ended, of not greater than 4.25 to 1.

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(iii)          Minimum EBITDA. Maintain Consolidated EBITDA of the Company and its Consolidated Subsidiaries (A) for each period of four fiscal quarters then ended (other than the four fiscal quarters ended December 31, 2004, and March 31, 2005, respectively) of not less than $750,000,000 and (B) for the period of four fiscal quarters ended December 31, 2004 of not less than $550,000,000.”

(e)           Section 6.01 is hereby amended by adding the word “or” immediately after clause (i) and adding a new clause (j) to read as follows:

“(j) the Company shall have received, with respect to any outstanding series of securities issued under the Senior Debt Indenture, dated as of October 20, 2000 (the “2000 Indenture”), or the Senior Debt Indenture, dated as of November 12, 2004, between the Company, on the one hand, and Bank of New York or SunTrust Bank, respectively, on the other hand, or any supplemental indentures related thereto, a “Notice of Default” (as defined therein) from the trustee for such series or from holders of at least 25% in aggregate principal amount of the outstanding securities of such series with respect to such series, notifying the Company that the Company is in default of (A) Section 7.04(1) of such indenture for failing to file the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2004 or the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2005 or (B) Section 10.06(c) of the 2000 Indenture for failing to deliver the written statement of the Company’s auditors required thereunder in connection with the Company’s audited financial statements for the fiscal year ended December 31, 2004, and such default is not cured (through an amendment to the relevant indenture or otherwise) or waived, or such Notice of Default is not rescinded, within forty (40) days of the Company’s receipt of such Notice of Default.”

(f)            Section 6.02 is amended by deleting the phrase “If any Event of Default shall have occurred and be continuing” and substituting therefor the phrase “If a Notice of Default referenced in Section 6.01(j) shall have been received by the Company or any Event of Default shall have occurred and be continuing”. Section 6.02 is further amended by adding at the end of such Section the following: “If such Notice of Default referenced in Section 6.01(j) is rescinded or if the default referenced therein is cured (through an amendment to the relevant indenture or otherwise) or waived and no Event of Default has occurred and is then continuing, the balance, if any, in the L/C Cash Deposit Account shall be promptly returned to the Company.”

(g)           Exhibit B is amended by deleting the period at the end of clause (B), substituting therefor the word “ and” and adding immediately above the signature block a new clause (C) to read as follows:

“(C) the proceeds of the Proposed Borrowing will be used to fund known cash requirements of the Company and its Consolidated Subsidiaries as they become due in the ordinary course of their respective businesses.”

SECTION 2.  Conditions of Effectiveness. This Amendment shall become effective as of the date first above written when, and only when, on or before March 31, 2005

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the Agent shall have received counterparts of this Amendment executed by the Company and the Required Lenders or, as to any of the Lenders, advice satisfactory to the Agent that such Lender has executed this Amendment and the Agent shall have additionally received all of the following documents, each such document (unless otherwise specified) dated the date of receipt thereof by the Agent (unless otherwise specified) and in sufficient copies for each Lender, in form and substance satisfactory to the Required Lenders (unless otherwise specified) and in sufficient copies for each Lender:

(a)            A certified copy of the resolutions of the Board of Directors of the Company approving this Amendment and the matters contemplated hereby.

(b)           A certificate signed by a duly authorized officer of the Company stating that:

(i)             The representations and warranties contained in Section 3 are correct on and as of the date of such certificate as though made on and as of such date; and

(ii)           No event (other than those covered by the Waiver Letter) has occurred and is continuing that constitutes a Default.

SECTION 3.  Representations and Warranties of the Company. The Company represents and warrants as follows:

(a)            The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business.

(b)           The execution, delivery and performance by the Company of this Amendment and the Credit Agreement and each of the Notes, as amended hereby, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation of the Company or of any judgment, injunction, order, decree, material agreement or other instrument binding upon the Company or result in the creation or imposition of any Lien on any asset of the Company or any of its Consolidated Subsidiaries.

(c)            No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Company of this Amendment or the Credit Agreement and the Notes, as amended hereby.

(d)           This Amendment has been duly executed and delivered by the Company. This Amendment and each of the Notes, as amended hereby, to which the Company is a party are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to general principles of equity.

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(e)            There is no action, suit, investigation, litigation or proceeding pending against, or to the knowledge of the Company, threatened against the Company or any of its Consolidated Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a significant probability of an adverse decision that (i) would have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Amendment, the Credit Agreement or any Note or the consummation of the transactions contemplated hereby.

SECTION 4.  Reference to and Effect on the Credit Agreement and the Notes. (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Credit Agreement, and each reference in the Notes to "the Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(a)            The Credit Agreement and the Notes, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(b)           The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.

SECTION 5.  Costs and Expenses.  The Company agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Agent) in accordance with the terms of Section 9.04 of the Credit Agreement.

SECTION 6.   Termination. Section 1(a) and Section 1(g) shall terminate and be of no further force and effect on August 20, 2005, and Sections 1(e) and 1(f) shall terminate, and be of no further force and effect, on the earlier of (i) July 31, 2005 and (ii) the first date on which the Company has filed both its audited financial statements for the fiscal year ended December 31, 2004 and its unaudited financial statements for the quarter ended March 31, 2005.

SECTION 7.  Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 8.  Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By: /s/ Ellen Johnson

Title: Senior Vice President and Treasurer

CITIBANK, N.A.,

as Agent and as Lender

By: /s/ Julio Ojea Quintana

Title: Director

JPMORGAN CHASE BANK

By: /s/ George Catallo

Title: Vice President

KEYBANK NATIONAL ASSOCIATION

By: /s/ Francis W. Lutz  Jr.

Title: Vice President

LLOYDS TSB BANK PLC

By: /s/ Deborah Carlson

Title: Vice President

By: /s/ Windsor R. Davies

Title:  Director

HSBC BANK USA

By: /s/ Robert Elms

Title: Vice President

ING BANK

By: /s/ Bill James

Title: Managing Director

ROYAL BANK OF CANADA

By: /s/ Dustin Craven

Title: Attorney-In-Fact

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UBS LOAN FINANCE LLC

By:  /s/ Wilfred V. Saint

Title: Director

By:  /s/ Anthony N. Joseph

Title: Director

SUNTRUST BANK

By:  /s/ Heidi M. Khambatta

Title: Director

CALYON NEW YORK BRANCH

By: /s/ Michael Madnick

Title: Director

By: /s/ Scott R. Chappelka

Title: Director

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